                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               Quarter Ended
                                                       -----------------------------
                                                       September 28,   September 29,
(In millions, except ratios)                               2001            2000
                                                       -----------------------------

EARNINGS:
Net Income                                                $   17.1       $  (34.8)
Plus: Income taxes                                             8.8           20.9
      Fixed charges                                           10.0            9.9
      Amortization of capitalized interest                     -              -
Less: Interest capitalized during the period                   -              -
      Undistributed earnings in equity investments             -             (1.7)
                                                          --------       --------
                                                          $   35.9       $   (5.7)
                                                          ========       ========

FIXED CHARGES:
Interest expense                                          $    8.2       $    8.1
Plus: Interest capitalized during the period                   -              -
      Portion of rents deemed representative of
       the interest factor                                     1.8            1.8
                                                          --------       --------
                                                          $   10.0       $    9.9
                                                          ========       ========

RATIO OF EARNINGS TO FIXED CHARGES                            3.59          (0.58)
                                                          ========       ========
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